Cooper Standard Reports Improved First Quarter Results;
ROIC Enhancement Initiative Remains On Track

NORTHVILLE, Mich., May 6, 2021 -- Cooper-Standard Holdings Inc. (NYSE: CPS) today reported results for the first quarter 2021.

First Quarter 2021 Summary

•Sales increased by 2.1 percent to $669.0 million; organic sales growth was 6.3 percent
•Gross profit margin increased by 360 basis points year-over-year
•Selling, administrative and engineering expense (SGA&E) as a percent of sales decreased by 210 basis points year-over-year
•Net loss narrowed by 69.4 percent to $33.9 million or $(2.00) per diluted share vs. net loss of $110.6 million or $(6.55) per diluted share in the prior year period
•Adjusted EBITDA increased by 366 percent year-over-year to $38.5 million or 5.8 percent of sales

“Our team delivered results very close to our original operating plan for the quarter despite the significant microchip-related production cuts and supply chain disruptions that occurred in our markets,” said Jeffrey Edwards, chairman and CEO, Cooper Standard. “While headwinds are continuing and have intensified in the second quarter, we anticipate automotive production will rebound in the second half of the year. Given our ongoing operating improvements, we are in a position to leverage the higher production levels to drive increasing value for our customers and our shareholders."

Consolidated Results

	Three Months Ended March 31,
	2021	2020
	(dollar amounts in millions except per share amounts)
Sales	$669.0	$654.9
Net loss	$(33.9)	$(110.6)
Adjusted net loss	$(14.5)	$(36.5)
Loss per diluted share	$(2.00)	$(6.55)
Adjusted loss per diluted share	$(0.85)	$(2.16)
Adjusted EBITDA	$38.5	$8.3
The year-over-year change in first quarter sales was primarily attributable to favorable volume and mix, including the non-recurrence of COVID-related customer shutdowns, and favorable foreign exchange partially offset by the divestiture of certain businesses in India and Europe in July 2020. Organic sales growth, which excludes the impacts of foreign exchange and divestitures, was 6.3 percent year-over-year.

Net loss for the first quarter 2021 included restructuring charges of $21.0 million and other special items. Net loss for the first quarter 2020 included asset impairment charges of $74.1 million, restructuring charges of $7.3 million and other special items. Adjusted net loss, which excludes these items and their related tax impact, was $14.5 million in the first quarter 2021 compared to $36.5 million in the first quarter of 2020. The year-over-year improvement was due to increased manufacturing efficiencies, lower selling, administrative and engineering

(SGA&E) expense and favorable volume and mix including the non-recurrence of COVID-19-related customer shutdowns in Asia, partially offset by higher interest expense and general inflation.

Adjusted net loss, adjusted EBITDA, adjusted loss per diluted share and free cash flow are non-GAAP measures. Reconciliations to the most directly comparable financial measures, calculated and presented in accordance with accounting principles generally accepted in the United States (“U.S. GAAP”), are provided in the attached supplemental schedules.

New Business Awards

The Company is continuing to leverage world-class engineering and manufacturing capabilities as well its innovation programs and reputation for quality to win new business awards with its customers. During the first quarter of 2021, the Company received net new business awards representing an incremental $40 million in anticipated future annualized sales. Importantly, $31 million of these net new business awards are on electric vehicle platforms.

Continuing Execution of ROIC and Margin Enhancement Initiatives

The Company remains focused on improving returns on invested capital and adjusted EBITDA margins to above 10 percent. A defined, company-wide initiative to accomplish these goals was initiated in late 2019 and the execution on the defined workstreams is ongoing. Full execution of the "Driving Value Plan" is expected to take approximately three years from inception. We believe we are on track to achieve the stated goals of the initiative by the end of 2022 with the first full year of sustained double-digit ROIC and adjusted EBITDA margins expected to be in 2023.

Segment Results of Operations

Sales

	Three Months Ended March 31,			Variance Due To:
	2021	2020	Change	Volume / Mix*	Foreign Exchange	Divestitures
	(dollar amounts in thousands)
Sales to external customers
North America	$339,036	$334,801	$4,235	$3,497	$738	$—
Europe	165,776	185,242	(19,466)	279	14,077	(33,822)
Asia Pacific	114,225	79,344	34,881	40,087	7,917	(13,123)
South America	15,486	20,471	(4,985)	(1,377)	(3,608)	—
Total Automotive	634,523	619,858	14,665	42,486	19,124	(46,945)
Corporate, eliminations and other	34,444	35,032	(588)	(1,545)	957	—
Consolidated sales	$668,967	$654,890	$14,077	$40,941	$20,081	$(46,945)
* Net of customer price reductions
•Volume and mix, net of customer price reductions, was driven by volume increases in China due to the impact of COVID-19 plant shutdowns in 2020, partially offset by the impact of customer shutdowns primarily due to semiconductor supply shortages in both North American and Europe in 2021.
•The impact of foreign currency exchange primarily related to the Euro, Renminbi, and Brazilian Real.

Adjusted EBITDA

	Three Months Ended March 31,			Variance Due To:
	2021	2020	Change	Volume/ Mix*	Foreign Exchange	Cost (Increases)/ Decreases	Divestitures
	(dollar amounts in thousands)
Segment adjusted EBITDA
North America	$41,233	$37,019	$4,214	$(2,362)	$(4,719)	$11,295	$—
Europe	(1,489)	(4,623)	3,134	914	(860)	2,908	172
Asia Pacific	3,552	(17,057)	20,609	6,994	1,631	9,133	2,851
South America	(2,608)	(4,577)	1,969	1,430	882	(343)	—
Total Automotive	40,688	10,762	29,926	6,976	(3,066)	22,993	3,023
Corporate, eliminations and other	(2,148)	(2,483)	335	(821)	428	728	—
Consolidated adjusted EBITDA	$38,540	$8,279	$30,261	$6,155	$(2,638)	$23,721	$3,023
* Net of customer price reductions

•Volume and mix, net of customer price reductions, was driven by the regional mix of vehicle production in each of our segments and includes increases in China due to the impact of COVID-19 plant shutdowns in 2020, partially offset by the impact of customer shutdowns primarily due to the semiconductor supply shortages in both North America and Europe in 2021.
•The impact of foreign currency exchange was driven by the Mexican Peso, Polish Zloty, Czech Koruna, and Chinese Renminbi.
•The Cost (Increases) / Decreases category above includes:
◦Reduction in compensation-related expenses due to salaried headcount initiatives, lower travel expenses, purchasing savings through lean initiatives, and restructuring savings;
◦Commodity cost, wage and variable employee compensation increases; and
◦Manufacturing efficiencies of $18 million, primarily driven by our North America and Asia Pacific segments.

Cash and Liquidity

At March 31, 2021, Cooper Standard had cash and cash equivalents totaling $398.8 million. In addition to cash and cash equivalents, the Company had $141.4 million available under its amended senior asset-based revolving credit facility (“ABL”), inclusive of outstanding letters of credit, for total liquidity of $540.2 million at March 31, 2021. Based on our current expectations for light vehicle production and customer demand for our products, we expect our current strong cash balance and access to flexible credit facilities will provide sufficient resources to support ongoing operations and the execution of planned strategic initiatives.

Outlook

The ongoing global microchip shortage has caused significant delays and disruption of automotive production around the world. The timeframe for a resolution to the microchip market imbalance is uncertain. As a result, our largest customers have announced significant reductions of their production schedules for certain key vehicles in the second quarter of 2021.

At the same time, demand for new light vehicles remains strong. We anticipate that when microchips become more readily available, light vehicle production will ramp up quickly to fill inventory pipelines and meet strong consumer demand. Despite ongoing uncertainty and incremental commodity headwinds, the Company still expects to deliver full-year results within the ranges of our original guidance.

Conference Call Details

Cooper Standard management will host a conference call and webcast on May 7, 2021 at 9:30 a.m. ET to discuss its first quarter 2021 results, provide a general business update and respond to investor questions. A link to the live webcast of the call (listen only) and presentation materials will be available on Cooper Standard’s Investor Relations website at www.ir.cooperstandard.com/events.cfm.

To participate by phone, callers in the United States and Canada should dial toll-free (877) 374-4041. International callers should dial (253) 237-1156. Provide the conference ID 7582127 or ask to be connected to the Cooper Standard conference call. Representatives of the investment community will have the opportunity to ask questions after the presentation. Callers should dial in at least five minutes prior to the start of the call.

Individuals unable to participate during the live call may visit the investors’ portion of the Cooper Standard website (www.ir.cooperstandard.com) for a replay of the webcast.

About Cooper Standard

Cooper Standard, headquartered in Northville, Mich., is a leading global supplier of systems and components in diverse transportation and industrial markets. Products include sealing, fuel and brake delivery and fluid transfer systems. Cooper Standard employs approximately 25,000 people globally and operates in 21 countries around the world. For more information, please visit www.cooperstandard.com.

Forward Looking Statements

This press release includes “forward-looking statements” within the meaning of U.S. federal securities laws, and we intend that such forward-looking statements be subject to the safe harbor created thereby. Our use of words “estimate,” “expect,” “anticipate,” “project,” “plan,” “intend,” “believe,” “outlook,” “guidance,” “forecast,” or future or conditional verbs, such as “will,” “should,” “could,” “would,” or “may,” and variations of such words or similar expressions are intended to identify forward-looking statements. All forward-looking statements are based upon our current expectations and various assumptions. Our expectations, beliefs, and projections are expressed in good faith and we believe there is a reasonable basis for them. However, we cannot assure you that these expectations, beliefs and projections will be achieved. Forward-looking statements are not guarantees of future performance and are subject to significant risks and uncertainties that may cause actual results or achievements to be materially different from the future results or achievements expressed or implied by the forward-looking statements. Among other items, such factors may include: the impact, and expected continued impact, of the recent COVID-19 outbreak on our financial condition and results of operations; significant risks to our liquidity presented by the COVID-19 pandemic risk; prolonged or material contractions in automotive sales and production volumes; our inability to realize sales represented by awarded business; escalating pricing pressures; loss of large customers or significant platforms; our ability to successfully compete in the automotive parts industry; availability and increasing volatility in costs of manufactured components and raw materials; disruption in our supply base; competitive threats and commercial risks associated with our diversification strategy through Advanced Technology Group; possible variability of our working capital requirements; risks associated with our international operations, including changes in laws, regulations, and policies governing the terms of foreign trade such as increased trade restrictions and tariffs; foreign currency exchange rate fluctuations; our ability to control the operations of our joint ventures for our sole benefit; our substantial amount of indebtedness and variable rates of interest; our ability to obtain adequate financing sources in the future; operating and financial restrictions imposed on us under our debt instruments; the underfunding of our pension plans; significant changes in discount rates and the actual return on pension assets; effectiveness of continuous improvement programs and other cost savings plans; manufacturing facility closings or consolidation; our ability to execute new program launches; our ability to meet customers’ needs for new and improved products; the possibility that our acquisitions and divestitures may not be successful; product liability, warranty and recall claims brought against us; laws and regulations, including environmental, health and safety laws and regulations; legal and regulatory proceedings, claims or investigations against us; work stoppages or other labor disruptions; the ability of our intellectual property to withstand legal challenges; cyber-attacks, data privacy concerns, other disruptions in, or the inability to implement upgrades to, our information technology systems; the possible volatility of our annual effective tax rate; the possibility of a failure to maintain effective controls and procedures; the possibility of future impairment charges to our goodwill and long-lived assets; our ability to identify, attract, develop and retain a skilled, engaged and diverse workforce; our ability to procure insurance at reasonable rates; and our dependence on our subsidiaries for cash to satisfy our obligations; and other risks and uncertainties, including those detailed from time to time in the Company’s periodic reports filed with the Securities and Exchange Commission.

You should not place undue reliance on these forward-looking statements. Our forward-looking statements speak only as of the date of this press release and we undertake no obligation to publicly update or otherwise revise any forward-looking statement, whether as a result of new information, future events or otherwise, except where we are expressly required to do so by law.

This press release also contains estimates and other information that is based on industry publications, surveys and forecasts. This information involves a number of assumptions and limitations, and we have not independently verified the accuracy or completeness of the information.

CPS_F

Contact for Analysts:	Contact for Media:
Roger Hendriksen	Chris Andrews
Cooper Standard	Cooper Standard
(248) 596-6465	(248) 596-6217
roger.hendriksen@cooperstandard.com	candrews@cooperstandard.com

Financial statements and related notes follow:

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)

	Three Months Ended March 31,
	2021	2020
Sales	$668,967	$654,890
Cost of products sold	600,675	611,747
Gross profit	68,292	43,143
Selling, administration & engineering expenses	58,054	70,671
Gain on sale of business	(891)	—
Amortization of intangibles	1,772	4,450
Restructuring charges	21,047	7,276
Impairment of assets held for sale	—	74,079
Other impairment charges	—	977
Operating loss	(11,690)	(114,310)
Interest expense, net of interest income	(17,784)	(10,237)
Equity in earnings of affiliates	786	1,431
Other expense, net	(5,089)	(3,440)
Loss before income taxes	(33,777)	(126,556)
Income tax expense (benefit)	936	(14,117)
Net loss	(34,713)	(112,439)
Net loss attributable to noncontrolling interests	849	1,851
Net loss attributable to Cooper-Standard Holdings Inc.	$(33,864)	$(110,588)

Weighted average shares outstanding
Basic	16,951,190	16,883,717
Diluted	16,951,190	16,883,717

Loss per share:
Basic	$(2.00)	$(6.55)
Diluted	$(2.00)	$(6.55)

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Dollar amounts in thousands)
	March 31, 2021	December 31, 2020
	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$398,847	$438,438
Accounts receivable, net	383,692	379,564
Tooling receivable, net	77,728	82,150
Inventories	171,086	143,742
Prepaid expenses	30,639	29,748
Income tax receivable and refundable credits	83,761	85,977
Other current assets	100,208	100,110
Total current assets	1,245,961	1,259,729
Property, plant and equipment, net	857,609	892,309
Operating lease right-of-use assets, net	106,670	109,795
Goodwill	142,307	142,250
Intangible assets, net	65,863	67,679
Other assets	146,951	140,182
Total assets	$2,565,361	$2,611,944

Liabilities and Equity
Current liabilities:
Debt payable within one year	$43,441	$40,731
Accounts payable	364,168	385,284
Payroll liabilities	103,394	112,727
Accrued liabilities	124,469	110,827
Current operating lease liabilities	25,666	21,711
Total current liabilities	661,138	671,280
Long-term debt	981,486	982,760
Pension benefits	146,790	152,230
Postretirement benefits other than pensions	49,735	49,613
Long-term operating lease liabilities	86,113	90,517
Other liabilities	54,153	41,433
Total liabilities	1,979,415	1,987,833
Equity:
Common stock	17	17
Additional paid-in capital	499,671	498,719
Retained earnings	316,406	350,270
Accumulated other comprehensive loss	(246,048)	(241,896)
Total Cooper-Standard Holdings Inc. equity	570,046	607,110
Noncontrolling interests	15,900	17,001
Total equity	585,946	624,111
Total liabilities and equity	$2,565,361	$2,611,944

COOPER-STANDARD HOLDINGS INC.
CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS
(Unaudited)
(Dollar amounts in thousands)

	Three Months Ended March 31,
	2021	2020
Operating Activities:
Net loss	$(34,713)	$(112,439)
Adjustments to reconcile net loss to net cash used in operating activities:
Depreciation	31,756	33,313
Amortization of intangibles	1,772	4,450
Gain on sale of business	(891)	—
Impairment of assets held for sale	—	74,079
Other impairment charges	—	977
Share-based compensation expense	2,178	2,374
Equity in earnings of affiliates, net of dividends related to earnings	(786)	3,814
Deferred income taxes	(1,434)	(20,191)
Other	130	1,138
Changes in operating assets and liabilities	(5,096)	10,455
Net cash used in operating activities	(7,084)	(2,030)
Investing activities:
Capital expenditures	(38,617)	(50,591)
Proceeds from sale of fixed assets and other	2,363	482
Net cash used in investing activities	(36,254)	(50,109)
Financing activities:
Principal payments on long-term debt	(1,797)	(1,498)
Increase in short-term debt, net	3,429	3,021
Taxes withheld and paid on employees' share-based payment awards	(729)	(512)
Other	385	(625)
Net cash provided by financing activities	1,288	386
Effects of exchange rate changes on cash, cash equivalents and restricted cash	5,358	(6,200)
Changes in cash, cash equivalents and restricted cash	(36,692)	(57,953)
Cash, cash equivalents and restricted cash at beginning of period	443,578	361,742
Cash, cash equivalents and restricted cash at end of period	$406,886	$303,789

Reconciliation of cash, cash equivalents and restricted cash to the condensed consolidated balance sheet:
	Balance as of
	March 31, 2021	December 31, 2020
Cash and cash equivalents	$398,847	$438,438
Restricted cash included in other current assets	6,801	4,089
Restricted cash included in other assets	1,238	1,051
Total cash, cash equivalents and restricted cash	$406,886	$443,578

Non-GAAP Measures

EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share and free cash flow are measures not recognized under U.S. GAAP and which exclude certain non-cash and special items that may obscure trends and operating performance not indicative of the Company’s core financial activities. Net new business is a measure not recognized under U.S. GAAP which is a representation of potential incremental future revenue but which may not fully reflect all external impacts to future revenue. Management considers EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business to be key indicators of the Company’s operating performance and believes that these and similar measures are widely used by investors, securities analysts and other interested parties in evaluating the Company’s performance. In addition, similar measures are utilized in the calculation of the financial covenants and ratios contained in the Company’s financing arrangements and management uses these measures for developing internal budgets and forecasting purposes. EBITDA is defined as net income (loss) adjusted to reflect income tax expense (benefit), interest expense net of interest income, depreciation and amortization, and adjusted EBITDA is defined as EBITDA further adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted net income (loss) is defined as net income (loss) adjusted to reflect certain items that management does not consider to be reflective of the Company’s core operating performance. Adjusted basic and diluted earnings (loss) per share is defined as adjusted net income (loss) divided by the weighted average number of basic and diluted shares, respectively, outstanding during the period. Free cash flow is defined as net cash provided by operating activities minus capital expenditures and is useful to both management and investors in evaluating the Company’s ability to service and repay its debt. Net new business reflects anticipated sales from formally awarded programs, less lost business, discontinued programs and replacement programs and is based on IHS Markit forecast production volumes. The calculation of “net new business” does not reflect customer price reductions on existing programs and may be impacted by various assumptions embedded in the respective calculation, including actual vehicle production levels on new programs, foreign exchange rates and the timing of major program launches.
When analyzing the Company’s operating performance, investors should use EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business as supplements to, and not as alternatives for, net income (loss), operating income, or any other performance measure derived in accordance with U.S. GAAP, and not as an alternative to cash flow from operating activities as a measure of the Company’s liquidity. EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, net debt, free cash flow and net new business have limitations as analytical tools and should not be considered in isolation or as substitutes for analysis of the Company’s results of operations as reported under U.S. GAAP. Other companies may report EBITDA, adjusted EBITDA, adjusted net income (loss), adjusted earnings (loss) per share, free cash flow and net new business differently and therefore the Company’s results may not be comparable to other similarly titled measures of other companies. In addition, in evaluating adjusted EBITDA and adjusted net income (loss), it should be noted that in the future the Company may incur expenses similar to or in excess of the adjustments in the below presentation. This presentation of adjusted EBITDA and adjusted net income (loss) should not be construed as an inference that the Company’s future results will be unaffected by special items. Reconciliations of EBITDA, adjusted EBITDA, adjusted net income (loss) and free cash flow follow.

Reconciliation of Non-GAAP Measures

EBITDA and Adjusted EBITDA
(Unaudited)
(Dollar amounts in thousands)

The following table provides a reconciliation of EBITDA and adjusted EBITDA from net loss:

	Three Months Ended March 31,
	2021	2020
Net loss attributable to Cooper-Standard Holdings Inc.	$(33,864)	$(110,588)
Income tax expense (benefit)	936	(14,117)
Interest expense, net of interest income	17,784	10,237
Depreciation and amortization	33,528	37,763
EBITDA	$18,384	$(76,705)
Restructuring charges	21,047	7,276
Gain on sale of business (1)	(891)	—
Impairment of assets held for sale (2)	—	74,079
Project costs (3)	—	2,425
Other impairment charges (4)	—	684
Lease termination costs (5)	—	520
Adjusted EBITDA	$38,540	$8,279

Sales	$668,967	$654,890
Net loss margin	(5.1)%	(16.9)%
Adjusted EBITDA margin	5.8%	1.3%

(1)Gain on sale of business related to divestitures in 2020.
(2)Non-cash impairment charges related to reducing the carrying value of the held for sale entities to fair value less costs to sell.
(3)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020.
(4)Non-cash impairment charges of $684 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests.
(5)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.

Adjusted Net Loss and Adjusted Loss Per Share
(Unaudited)
(Dollar amounts in thousands except per share and share amounts)
The following table provides a reconciliation of net loss to adjusted net loss and the respective loss per share amounts:

	Three Months Ended March 31,
	2021	2020
Net loss attributable to Cooper-Standard Holdings Inc.	$(33,864)	$(110,588)
Restructuring charges	21,047	7,276
Gain on sale of business (1)	(891)	—
Impairment of assets held for sale (2)	—	74,079
Project costs (3)	—	2,425
Other impairment charges (4)	—	684
Lease termination costs (5)	—	520
Tax impact of adjusting items (6)	(775)	(10,894)
Adjusted net loss	$(14,483)	$(36,498)

Weighted average shares outstanding:
Basic	16,951,190	16,883,717
Diluted	16,951,190	16,883,717

Loss per share:
Basic	$(2.00)	$(6.55)
Diluted	$(2.00)	$(6.55)

Adjusted loss per share:
Basic	$(0.85)	$(2.16)
Diluted	$(0.85)	$(2.16)

(1)Gain on sale of business related to divestitures in 2020.
(2)Non-cash impairment charges related to reducing the carrying value of the held for sale entities to fair value less costs to sell.
(3)Project costs recorded in selling, administration and engineering expense related to divestitures in 2020.
(4)Non-cash impairment charges of $684 related to fixed assets, net of approximately $293 attributable to our noncontrolling interests.
(5)Lease termination costs no longer recorded as restructuring charges in accordance with ASC 842.
(6)Represents the elimination of the income tax impact of the above adjustments by calculating the income tax impact of these adjusting items using the appropriate tax rate for the jurisdiction where the charges were incurred.

Free Cash Flow
(Unaudited)
(Dollar amounts in thousands)
The following table defines free cash flow:

	Three Months Ended March 31,
	2021	2020
Net cash used in operating activities	$(7,084)	$(2,030)
Capital expenditures	(38,617)	(50,591)
Free cash flow	$(45,701)	$(52,621)